Exhibit 99.1

Contact:

Holly Schoenfeldt

Marketing & Public Relations Manager

210.308.1268

hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Strong Profitability, with Highest Quarterly Earnings in Over Nine Years

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U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today is pleased to report financial results for the quarter ended September 30, 2020. The previous quarter, ended June 30, 2020, was a critical turning point in and validation of the Company’s strategy to build its ETF presence through substantial and unprecedented growth in the U.S. Global Jets ETF (JETS), along with an exponential increase in daily trading volume and liquidity. The growth in both JETS and the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) continued in the most recent quarter, which has vastly improved the Company’s revenue, cash flow and profit margins.

For the quarter ended September 30, 2020:

Total operating revenues of $3.2 million, an increase of 73% from the previous quarter and up more than 300% the same quarter from a year ago. This marks the Company’s best quarter for revenues in the last six years.

Net income of $1.9 million, or $0.13 per share, an increase of 30% from the previous quarter and up more than $5.5 million from the same period last year. This marks the Company’s best quarter for earnings since the third fiscal quarter of 2011.

A surge in assets under management (AUM) quarter-over-quarter and year-over-year. Average AUM were $2.0 billion, an increase of 61% from the previous quarter and up nearly 290% from the same quarter a year ago. This is the highest quarterly average AUM since the second fiscal quarter of 2012, when average AUM was $2.1 billion.

Expanding operating margin to nearly 29%, compared to operating losses for the previous quarter and for the same period a year ago.

Higher revenues in the quarter ended September 30, 2020, were mainly due to higher AUM in the Company’s two ETFs, GOAU and JETS.

GOAU stood at $118.0 million, an increase of approximately 37% quarter-over-quarter and 260% year-over-year.

JETS ended the quarter at $1.6 billion, up approximately 37% quarter-over-quarter and 3,200% year-over-year.

As of September 30, 2020, total AUM, including mutual funds and ETF clients, was approximately $2.2 billion versus $498.0 million as of September 30, 2019, an increase of $1.7 billion, or 350%.

U.S. Global Jets ETF (JETS) Exceeds 100 Million Shares Outstanding

JETS continued to see healthy inflows during the quarter ended September 30, 2020, as value investors sought exposure to distressed airline stocks. The smart beta 2.0 ETF uses a dynamic, systematic approach to both portfolio structure and securities selection that recalibrates and rebalances every quarter. More than $444.5 million in net new assets came into JETS during the three-month period, bringing the airline ETF’s net assets up to $1.6 billion. In early June of this year, JETS broke above $1 billion in assets for the first time since its debut in April 2015, following a remarkable 70 straight trading days of positive inflows. JETS hit another milestone on October 14 when it exceeded 100 million shares outstanding for the first time. This is meaningful because it shows growing demand for the airlines ETF, leading to the creation of new shares.

“We are thrilled and grateful to have seen demand for JETS continue to surge in the months since airline share prices plummeted more than 60% due to the pandemic,” comments Frank Holmes, the Company’s CEO and chief investment officer. “The domestic airline industry continues to recover from the worst global health crisis in 100 years, which is positive for JETS. On Sunday, October 18, the number of daily U.S. commercial air passengers processed by airport security exceeded 1 million for the first time since March 2020.

“We’re optimistic that airline bookings could recover even further in the coming weeks, especially now that new research appears to show that air travel may be far less risky than initially thought,” Mr. Holmes continues. “According to the Department of Defense (DoD), which researched the spread of particles in airline cabins over a six-month period, mask-wearing passengers are at ‘very low’ risk of being infected with the coronavirus, even on a packed flight. That’s thanks not only to the use of masks but also modern aircrafts’ superior air filtration system.”

Constructive Quarter for Gold Mining Funds

The Company’s two gold mining mutual funds, the Gold and Precious Metals Fund (USERX) and World Precious Minerals Fund (UNWPX), and its gold ETF, the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), all saw higher average AUM in the quarter ended September 30, 2020, compared to the same period a year ago. The price of gold hit a new record high of $2,070 per ounce on August 6 as unprecedented spending by governments around the world raised the metal’s haven status. As a result, shares of gold mining companies, as measured by the NYSE Arca Gold Miners Index, more than doubled between the market bottom in mid-March to early August.

For the quarter ended September 30, 2020, average AUM in USERX, which invests mainly in senior metal producers, was $156.8 million, an increase of $44.2 million from the same period last year. Average AUM for UNWPX, which invests primarily in gold explorers, grew $31.3 million, from $77.3 million to $108.6 million. GOAU crossed above $100 million in assets for the first time in July 2020, helping the ETF get on additional trading platforms.

Global Luxury Goods Fund (USLUX), the Only U.S.-Based Luxury Fund, Became Available in July

The Company is pleased that the Global Luxury Goods Fund (USLUX) is now included in our line-up of mutual funds as of July 1, 2020, providing investors access to companies around the world that are involved in the design, manufacture and sale of products that are not considered to be essential but are highly desired. As of this writing, USLUX is the only U.S.-based mutual fund with a luxury goods strategy.

“We’re very pleased with how well certain luxury stocks have performed during the pandemic compared to the broader market,” says Mr. Holmes. “With consumers cutting back on dining out and traveling, apparel brands have an opportunity to capture more of consumer’s discretionary budgets. Digital capabilities, product innovation and a flexible supply chain remain incredibly important, and another round of fiscal stimulus is expected to support consumption.”

Adequate Liquidity and Capital Resources

As of September 30, 2020, the Company had net working capital of approximately $9.3 million. With approximately $2.6 million in cash and cash equivalents and $12.6 million in securities at fair value, the Company has adequate liquidity to meet its current obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2020. For the three months ended September 30, 2020, the Company repurchased 1,000 class A shares using cash of $2,000. The plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends since June 2007. The Board of Directors has authorized a monthly dividend of $0.0025 per share through December 2020, at which time the Board of Directors will consider continuation of the dividend. Based on the closing price of $2.57 on October 30, 2020, the annualized dividend yield is 1.17%. The total amount of cash dividends expected to be paid to class A and class C shareholders from October to December 2020 is approximately $113,000.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 6, 2020, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2020	9/30/2019
Operating Revenues	$3,245	$804
Operating Expenses	2,308	1,472
Operating Income (Loss)	937	(668)

Total Other Income (Loss)	1,037	(3,035)
Income (Loss) from Continuing Operations Before Income Taxes	1,974	(3,703)

Income Tax Expense (Benefit)	30	(224)
Net Income (Loss) from Continuing Operations	1,944	(3,479)
Loss from Discontinued Operations	-	(136)
Net Income (Loss)	1,944	(3,615)
Less: Net Loss Attributable to Non-Controlling Interest	-	(48)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$1,944	$(3,567)

Income (Loss) from continuing operations per share (basic and diluted)	$0.13	$(0.23)
Loss from discontinued operations per share (basic and diluted)	-	$(0.01)
Net income (loss) per share (basic and diluted)	$0.13	$(0.24)

Avg. common shares outstanding (basic)	15,080,549	15,130,235
Avg. common shares outstanding (diluted)	15,080,743	15,130,235

Avg. assets under management from continuing operations (millions)	$2,000.0	$513.8

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

JETS and GOAU are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and GOAU. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. The outbreak of the COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

Smart beta defines a set of investment strategies that emphasize the use of alternative index construction rules to traditional market capitalization-based indices. Smart beta emphasizes capturing investment factors or market inefficiencies in a rules-based and transparent way.

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining for gold and silver.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.